Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President - Chief Financial
Bassett, VA 24055	& Administrative Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of
Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Regular Quarterly Dividend

(Bassett, Va.) – July 16, 2026 –Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a regular quarterly dividend of $0.20 per share of common stock, payable on August 28, 2026, to shareholders of record at the close of business on August 14, 2026.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sells approximately 60% of its products through its network of 87 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment.  Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities.  The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms.  Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)

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